Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

       PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPAYS $12 MILLION TARP FUNDS

CRANBURY NJ – OCTOBER 27, 2010……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, announced today that on October 27, 2010, it repaid the U.S. Department of the Treasury for the Treasury’s investment in 1st Constitution made under the Troubled Asset Relief Program Capital Purchase Program (TARP).  1st Constitution paid $12,120,000 (including accrued and unpaid dividends) to the Treasury to redeem all 12,000 outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of 1st Constitution that were issued to the Treasury under the TARP program.  Following the repayment of Treasury’s investment, 1st Constitution Bank’s capital ratios continue to be above the levels required to be categorized as “well capitalized.”

Robert F. Mangano, President and Chief Executive Officer, said “The preferred stock that was redeemed by 1ST Constitution had a carrying value of $11,527,230 (net of $350,787 of unaccreted discount) which was reported by the Company in its June 30, 2010 Consolidated Statements of Changes in Shareholders’ Equity.  As a result of the redemption, 1ST Constitution will accelerate the accretion of the $350,787 discount and record a reduction in Shareholders’ Equity.”

In connection with the issuance of the preferred stock in December 2008, 1st Constitution issued to the Treasury a warrant to purchase approximately 200,222 shares of common stock at an initial exercise price of $8.99 per share.  As a result of the 5% stock dividends paid on February 3, 2010 and February 2, 2009, respectively, the shares of common stock underlying the warrant were adjusted to 220,744.76 shares and the exercise price was adjusted to $8.154 per share.  This warrant remains outstanding and is still held by the Treasury.  1st Constitution has 15 days following the date of the redemption of the preferred stock to determine whether to repurchase the warrant from the Treasury at fair market value.

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1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates twelve branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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